UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 28, 2007 (August 24, 2007)
NxSTAGE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51567 (Commission File Number)	04-3454702 (I.R.S. Employer Identification No.)

439 South Union Street, 5th Floor Lawrence, MA (Address of principal executive offices)	01843 (Zip Code)
(978) 687-4700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.
Item 8.01. Other Events
SIGNATURES

Item 2.06. Material Impairments.
     In the second quarter of 2007, NxStage Medical, Inc. (the “Company”) started to experience an increased incidence of reported dialysate leaks associated with System One cartridges. The reported incidence of leaks is higher than the Company has historically observed. In early August 2007, the Company sent a letter to patients and customers informing them of the increased incidence of leaks and reminding them of existing System One labeling responsive to the risk of leaks. The Company characterized this notification as a voluntary recall. At that time, no cartridge inventory was physically recalled in connection with the notification. The Company disclosed this voluntary recall in its quarterly report on Form 10-Q for the second quarter ended June 30, 2007, filed on August 9, 2007. In that Form 10-Q, the Company indicated the amount of potentially affected inventory was up to $2.5 million, however, at that time, any material loss to that inventory was deemed improbable, based on the facts then known by the Company.
     Following the date of its Form 10-Q filing for the period ended June 30, 2007, the Company’s investigation of the reported leaks and affected cartridges continued. During this period, customer dissatisfaction continued to increase, as the incidence of leaks did not decline. During the same time period, the Company’s investigation confirmed that the leaks were attributed to certain affected lots of cartridges and that newer lots of cartridge inventory were less susceptible to leaks. The Company also had discussions with the U.S. Food and Drug Administration regarding the cartridge leaks and the replacement of affected cartridge lots with newer inventory. On August 24, 2007, the Company elected to initiate a second step in its recall actions, and decided to physically recall the affected lots of cartridge inventory being held by chronic market customers and patients, and replace the affected inventory with newer lots of cartridges at no charge. The Company has instructed patients and customers to destroy all inventory of affected cartridges they have on hand, and the Company expects to write-off up to all of the inventory of affected cartridges the Company has in-house. It is possible that this cartridge inventory may be able to be reworked, or that certain components of this inventory may be reused, but a final determination related to this recovery has not been made.
     Based on these facts, the Company determined on August 24, 2007 that it would incur total charges in connection with this recall in the range of $1.9 million to $2.5 million, the principal component of which relates to the write-off of inventory in the range of $1.8 million to $2.2 million. Other charges primarily relate to increased shipping for replacement product and cycler servicing costs. Substantially all of these charges would be recorded in the quarter ending September 30, 2007.
     As the Company disclosed in its Form 10-Q for the quarter ended June 30, 2007, the increased incidence in leaks has also been associated with increased cycler service requirements, which have led to increased service costs as well as imposed additional service pool requirements on the Company’s cycler inventory. In the short term, this may impede the Company’s ability to meet customer demand. However, the Company does not expect this to impede its ability to meet its revenue guidance or estimates with respect to patient or center counts for the quarter ending September 30, 2007 or the remainder of the year. The recall charges referenced above will incrementally increase the Company’s financial guidance relating to net loss for the third quarter.

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Item 8.01. Other Events
     The information included in Item 2.06 above is incorporated by reference into this Item 8.01. The recall charges referenced in Item 2.06 will incrementally increase the Company’s financial guidance relating to net loss for the third quarter. However, the Company does not expect the additional cycler service requirements discussed in Item 2.06 to impede its ability to meet its revenue guidance, or estimates with respect to patient or center counts, for the third quarter or the remainder of the year.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

NxStage Medical, Inc.
Date: August 28, 2007	By:	/s/ Jeffrey H. Burbank
Jeffrey H. Burbank
President and Chief Executive Officer

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